Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Robert Elliott Chief Marketing Officer 949-362-5800 relliott@smithmicro.com	Charles Messman, Todd Kehrli MKR Group 323-468-2300 ir@mkr-group.com

SMITH MICRO SOFTWARE REPORTS 2008 FIRST QUARTER FINANCIAL RESULTS
Net Revenues Increase to a Company Record $21.9 Million
Aliso Viejo, Calif., May 7, 2008 — Smith Micro Software, Inc. (NASDAQ: SMSI), a leading developer and marketer of software solutions and services for the wireless market, today reported its 2008 first quarter financial results ending March 31, 2008.
“Smith Micro Software had a solid first quarter that represented a company record for the highest quarterly revenue in our history coming in at $21.9 million, an increase of 23.9% over last year’s first quarter results,” said William W. Smith Jr., President and CEO of Smith Micro Software, Inc. “During the quarter we concentrated heavily on integration of our prior acquisitions, and on new product development that will position us for continued growth throughout the year.”
Mr. Smith continued, “I am very pleased that all of our operating units continued to contribute to our overall financial results, especially the strong performance from our Connectivity & Security business segment that showed tremendous growth of nearly 80% year over year and our Consumer segment that grew nearly 98% year over year. Our product strategies resonate well with our customers and our ability to deliver products that help our customers reach their visions sets us apart from other software companies”.
Mr. Smith concluded, “We remain very optimistic and confident in our business case as we build our leadership position in the wireless software marketplace and expect 2008 to be a very successful year for the company.”
Smith Micro reported record net revenue of $21.9 million for the first quarter ended March 31, 2008, a 23.9% increase year over year and a 10% increase when compared to $20.0 million reported in the fourth quarter of 2007.

Smith Micro 2007 Fourth Quarter Financial Results	Page 2 of 7
GAAP gross margin of $16.8 million increased $4.8 million or approximately 40% from the same period last year. On a non-GAAP basis (which excludes amortization of intangibles, stock compensation and non-cash tax expense), gross margin of $17.8 million increased $5.5 million or 45% from the same period last year.
Of key significance, while the Company’s revenue increased 23.9% year over year, gross margin dollars increased 40% from the same period last year on a GAAP basis and 45% on a non-GAAP basis, reflecting increasing leverage in Smith Micro’s financial model.
As follows, GAAP gross margin as a percentage of revenue was 76.6% for the first quarter of 2008 as compared with 67.9% for the same period last year and non GAAP gross margin as a percentage of revenue was approximately 81.4% for Q1 2008 compared to 69.6% for Q1 2007.
GAAP net loss for the period was approximately $317,000 or $0.01 per diluted share for Q1 2008 primarily due to non-cash charges for amortization related to acquisitions, stock compensation expense and non-recurring integration expenses related to the PCTEL MSG group acquisition which closed on January 4, 2008. Non GAAP net income for the first quarter of 2008 was $3.1 million or $0.10 per diluted share, or $3.8 million or $0.12 per diluted share taking into account non-recurring acquisition costs, as compared to $6.2 million or $0.20 per diluted share last year.
Fully diluted shares outstanding as of March 31, 2008 were 30.4 million as compared to 30.7 million shares outstanding as of March 31, 2007.
Total cash and equivalents at March 31, 2008 were $26.2 million, compared to $87.5 million at December 31, 2007. The reduction in cash is attributed to the January 4, 2008 acquisition of the PCTEL MSG group.
The Company uses a non-GAAP reconciliation of net income and earnings per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation, and non-cash tax expense are excluded from the non-GAAP earnings calculation. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net income on an absolute and per-share basis. Non-GAAP financial measures should not be considered in

Smith Micro 2007 Fourth Quarter Financial Results	Page 3 of 7
isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.
Financial Guidance:
Smith Micro is providing fiscal year 2008 net revenue guidance of $95 million to $105 million.
Investor Conference Call
Smith Micro Software will hold an investor conference call to discuss the Company’s first quarter results at 4:30 p.m. Eastern time today, May 7, 2008. The call can be accessed by dialing (800) 257-1836 and providing the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.
About Smith Micro Software:
Smith Micro Software, Inc., headquartered in Aliso Viejo, California, with offices in Europe and Asia, develops and markets wireless multimedia and communication solutions, mobile device management products, image and data compression solutions and many award-winning software products. Smith Micro’s complete line of products is available through Smith Micro’s Enterprise, OEM Sales Groups, and direct from our websites, retail and value-added resellers (VARs) partners. Smith Micro’s common stock trades on the NASDAQ Global Market under the symbol SMSI.
Safe Harbor Statement: This release may contain forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the company’s net revenues guidance for fiscal 2008, our financial prospects and other projections of our performance, the company’s ability to increase its business and the anticipated timing and financial performance of our new products and potential acquisitions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for our products from our customers and their end-users, new and changing technologies, customer acceptance of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and

Smith Micro 2007 Fourth Quarter Financial Results	Page 4 of 7
10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.
Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies
Note: Financial Schedules Attached

Smith Micro 2007 Fourth Quarter Financial Results	Page 5 of 7
Smith Micro Software, Inc.
Reconciliation of GAAP to Non-GAAP Results

		Stock			Non-
	GAAP	Comp.	Amort.	Taxes	GAAP
Three Months Ended 03/31/08:
Net Income (in thousands)	$(317)	$3,642	$1,877	$(2,077)	$3,125
EPS, Diluted	$(0.01)	$0.12	$0.06	$(0.07)	$0.10
Three Months Ended 03/31/07:
Net Income (in thousands)	$1,842	$2,646	$448	$1,269	$6,205
EPS, Diluted	$0.06	$0.09	$0.01	$0.04	$0.20

Smith Micro 2007 Fourth Quarter Financial Results	Page 6 of 7
Smith Micro Software, Inc.
Statement of Operations for the Three Months Ended March 31, 2008 and 2007
(in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2008	2007
	(unaudited)	(unaudited)
Net Revenues	$21,880	$17,667
Cost of Revenues	5,116	5,679

Gross Profit	16,764	11,988

OPERATING EXPENSES
Selling & Marketing	6,735	3,459
Research & Development	7,069	2,723
General & Administrative	4,848	3,595

Total Operating Expenses	18,652	9,777

Operating (Loss) Income	(1,888)	2,211
Interest Income	275	1,226

(Loss) Income Before Income Taxes	(1,613)	3,437
Income Tax (Benefit) Expense	(1,296)	1,595

Net (Loss) Income	$(317)	$1,842

(Loss) Income Per Share, Basic	$(0.01)	$0.06

Weighted Average Shares
Outstanding, Basic	30,406	29,051

(Loss) Income Per Share, Diluted	$(0.01)	$0.06

Weighted Average Shares
Outstanding, Diluted	30,406	30,684

Smith Micro 2007 Fourth Quarter Financial Results	Page 7 of 7
Smith Micro Software, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current Assets:
Cash & Cash Equivalents	$26,209	$87,549
Accounts Receivable, (Net)	16,854	13,157
Income Taxes Receivable	186	180
Deferred Tax Asset	447	660
Inventory, (net)	1,773	1,993
Prepaid & Other Assets	1,575	1,001

Total Current Assets	47,044	104,540
Equipment & Improvements, Net	1,756	1,079
Deferred Tax Asset	7,655	6,351
Goodwill	82,204	32,505
Intangible Assets, Net	29,329	17,946

TOTAL ASSETS	$167,988	$162,421

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$2,776	$3,401
Deferred Revenue	3,449	584
Accrued Liabilities	4,424	3,922

Total Current Liabilities	10,649	7,907

Common Stock	30	30
Additional Paid In Capital	157,454	154,312
Accumulated (Deficit) Earnings	(145)	172

Total Stockholders’ Equity	157,339	154,514

TOTAL LIABILITIES & EQUITY	$167,988	$162,421

#